UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2018

ENVISION SOLAR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-53204	26-1342810
(Commission File Number)	(I.R.S. Employer Identification No.)

5660 Eastgate Drive, San Diego, CA	92126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 799-4583

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

General. On August 22, 2018, Mr. Robert C. Schweitzer accepted an appointment as a new director of Envision Solar International, Inc. (the “Company”), effective August 22, 2018. Mr. Robert C. Schweitzer is an independent director who has also accepted an appointment to serve as the chairman of the Company’s audit committee.

Compensation Arrangements. In consideration for Robert C. Schweitzer’s acceptance to serve as a director of the Company, the Company agreed to grant 1,500,000 restricted shares of its common stock to Mr. Robert C. Schweitzer, subject to the terms and conditions set forth in the Restricted Stock Grant Agreement, a copy of which is attached to this Report as Exhibit 10.1, including but not limited to the following vesting schedule: 62,500 shares per quarter over a 36 month period commencing on September 30, 2018, issuable quarterly on the last day of each calendar quarter; provided, that the first release will be of 62,500 shares on December 31, 2018 and the last release will be of 62,500 shares on September 30, 2021; and 750,000 shares based on the achievement by the Company of certain performance goals in accordance with the Agreement.

Biographical Information. A comprehensive description of the experience and qualifications of Robert C. Schweitzer is included in the following paragraphs:

Robert C. Schweitzer, age 72, has been a banking industry professional for over 40 years. Since 2012, Mr. Schweitzer founded and currently serves as the chief executive officer of RCS Mediation & Consulting Services. In this capacity, he serves as a certified circuit civil mediator for the Florida Supreme Court as well as a certified FINRA arbitrator, a certified Appellate Court mediator, and a mediator for the Office of Financial Regulation for Florida. He is also on the roster of the American Arbitration Association. Mr. Schweitzer currently serves as a member of the board of directors of 1-800-PetMeds (chairman, compensation committee chair, and member of audit, nominating, and investment committees), Blink Charging Inc. (audit committee chair, compensation committee chair, and member of nominating and governance committee), and OmniComm Systems Inc. (audit committee chair and member of compensation and nominating and governance committees). He formerly served as a member of the board of directors of Altisource Asset Management Company (member of audit and compensation committees), Anthem Bank & Trust (chairman, compensation committee chair, and member of audit, investment, executive, and loan committees), C&C International, Equinox Bank, RiceBran Technologies (chairman, compensation committee chair, and member of audit, nominating, and executive committees), and Shay Investment Services (member of management committee). From 2007 to 2010, he was the president and chief operating officer of Shay Investment Services Inc., a full service registered broker-dealer with 11 national offices and trading desks. From 2004 to 2006, he served initially as a consultant to and then as the president, chief executive officer, and regional president of Equinox Bank FSB. From 1999 to 2003, Mr. Schweitzer was the regional president of Union Planters Bank, now Regions Bank. From 1993 to 1999, he was the executive vice president and director of the corporate banking group of Bank of America/NationsBank/Barnet Bank, Inc. From 1991 to 1993, he was the director and head of real estate, construction, and environmental consulting of Coopers & Lybrand. Mr. Schweitzer was the vice president and manager of Mid-Continent’s real estate division (1987 to 1991) and the vice president and manager of domestic credit process review (1985 to 1987) of The First National Bank of Chicago. From 1975 to 1985, he was the senior vice president and manager of Central North American banking group of Wachovia Corporation. Mr. Schweitzer is a retired Captain of the United States Navy. He received his Bachelor of Science degree from the United States Naval Academy and his Master of Business Administration from the University of North Carolina, Chapel Hill.

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SECTION 8. OTHER EVENTS

Item 8.01	Other Events.

With the appointment of Mr. Robert Schweitzer as a director of the Company, the Company now has a director who qualifies as a financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K, serving as the chairman of our audit committee. The appointment of Mr. Robert Schweitzer as the chairman of our audit committee resolves one of our material weaknesses with respect to our internal control over financial reporting and controls and procedures.

SECTION 9. FINANCIAL STATEMENTS, PRO FORMA FINANCIALS & EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

10.1	Restricted Stock Grant Agreement between the Company and Robert C. Schweitzer, dated August 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVISION SOLAR INTERNATIONAL, INC.

Date: August 24, 2018	By: /s/ Desmond Wheatley
Desmond Wheatley, Chief Executive Officer

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